Exhibit 99.1

ABATIX CORP. Reports Operating Results for 2006

          MESQUITE, Texas, March 27 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $66,448,000 for 2006 decreased 6% from net sales of $70,626,000 in 2005 and net earnings of $998,000 or $.58 per share for 2006 decreased from net earnings of $2,084,000 or $1.22 per share in 2005.  The decrease in sales is primarily attributable to the absence of revenues generated as a result of the hurricanes in 2005.  This decrease is partially offset by increased sales to the industrial and construction markets.  The decrease in profitability is also primarily due to such lower sales volume.  Other factors contributing to the decrease in profitability were the costs associated with operating our temporary facility in Louisiana until August 2006, the investment in our new Jacksonville facility and increased costs related to the Sarbanes-Oxley Act of 2002.

          Mr. Terry Shaver, CEO, stated, “Apart from the impact of the hurricanes in 2005, we are pleased with our growth within the industrial and construction markets.  We are hopeful the U.S. economy remains stable, which should provide us the opportunity to continue to grow our business and improve our profitability.”

          Mr. Shaver, continued, “As part of our long-term growth strategy, we opened a location in Jacksonville, Florida in August 2006.  Although we expect it will take this facility through 2007 to become profitable, we are excited about the opportunity to serve the customers in the southeastern U.S. Finally, we continue to evaluate other growth opportunities through geographic expansion, new product lines and additional sourcing opportunities for current product lines to enhance the long-term growth prospects.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida.  These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at http://www.abatix.com and on the IESI website at http://www.buy-iesi.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

	(Unaudited)
Net sales	$16,142,414	$19,723,680	$66,447,847	$70,626,403
Cost of sales	(11,576,896)	(14,263,515)	(47,599,603)	(50,665,826)
Gross profit	4,565,518	5,460,165	18,848,244	19,960,577
Selling, general and administrative expenses	(4,082,117)	(4,401,190)	(16,590,757)	(16,236,361)
Operating profit	483,401	1,058,975	2,257,487	3,724,216
Other expense, net	(106,380)	(136,570)	(518,590)	(365,148)
Earnings before income taxes	377,021	922,405	1,738,897	3,359,068
Income tax expense	(138,603)	(367,521)	(740,990)	(1,274,808)
Net earnings	$238,418	$554,884	$997,907	$2,084,260
Basic and diluted net earnings per share	$.14	$.32	$.58	$1.22
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:

	December 31, 2006	December 31, 2005

Current assets	$20,450,727	$24,965,759
Total assets	$22,342,287	$26,431,723
Current liabilities	$10,363,700	$15,347,550
Total liabilities	$10,377,112	$15,381,247
Total stockholders’ equity	$11,965,175	$11,050,476

SOURCE  ABATIX CORP.
          -0-                                                  03/27/2007
          /CONTACT:  Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X, or +1-888-222-8499, or fcinatl@abatix.com /
          /Web site:  http://www.abatix.com
                            http://www.buy-iesi.com /
          (ABIX)